Exhibit 5

[Slaughter and May Letterhead]

27 May 2016

Your reference

Coca-Cola European Partners plc	Our reference
PJC/JSCO
20-22 Bedford Row
London	Direct line
WC1R 4JS	+44(0)20 7090 3415

Dear Sirs

Coca-Cola European Partners plc (the “Company”)

We have acted as legal advisers to the Company, solely in relation to the delivery of this letter and Coca-Cola Enterprises, Inc. (“CCE”), as to English law in connection with a strategic combination of the respective businesses of CCE, a Delaware corporation, Coca-Cola Erfrischungsgetränke GmbH, a company registered in the commercial register of the local court (Amtsgericht) of Berlin Charlottenburg and Coca-Cola Iberian Partners S.A.U., a Spanish limited liability company in the form of a sociedad anónima (the “Merger”). We have taken instructions solely from CCE and in respect of the delivery of this letter, from the Company.

This letter is delivered in connection with the registration statement of the Company on Form F-4 (the “Registration Statement”) filed with the United States Securities and Exchange Commission on 27 May 2016.

Unless otherwise defined in this letter, expressions defined in the Registration Statement or in the Schedule to this letter have the same meanings when used in this letter.

For the purposes of this letter, we have examined copies of the documents and carried out the Searches mentioned in the Schedule.

This letter sets out our opinion on certain matters of English law as at today’s date and as currently applied by the English courts. We express no opinion on European Union law as it affects or would be applied in any jurisdiction other than England and Wales. We have not made any investigation of, and do not express any opinion on, any other law. This letter is to be governed by and construed in accordance with English law.

SJ Cooke SM Edge NPG Boardman PFJ Bennett CM Horton PP Chappatte F Murphy PH Stacey CWY Underhill OA Wareham RJ Clark DL Finkler MD Bennett RD de Carle	SP Hall RC Stern A Beare JD Boyce MEM Hattrell N von Bismarck PWH Brien JM Fenn AC Johnson SR Galbraith NDF Gray SRB Powell AG Ryde JAD Marks	SD Warna-kula-suriya DA Wittmann TS Boxell SJ Luder AJ McClean JC Twentyman GN Eaborn STM Lee AC Cleaver DR Johnson S Middlemiss RA Swallow CS Cameron CA Connolly	PJ Cronin BJ-PF Louveaux MST Leung E Michael RR Ogle PC Snell HL Davies JC Putnis RA Sumroy JC Cotton RJ Turnill WNC Watson CNR Jeffs SR Nicholls	MJ Tobin DG Watkins BKP Yu EC Brown RA Chaplin J Edwarde AD Jolly S Maudgil JS Nevin JA Papanichola JM Zaman RA Byk GA Miles GE O’Keefe	T Pharoah MD Zerdin RL Cousin BJ Kingsley IAM Taylor DA Ives MC Lane LMC Chung RJ Smith MD’AS Corbett PIR Dickson IS Johnson RM Jones EJ Fife	JP Stacey LJ Wright JP Clark WHJ Ellison AM Lyle-Smythe SC Macknay A Nassiri DE Robertson TA Vickers RA Innes CP McGaffin CL Phillips SVK Wokes NSA Bonsall	MJM Cox RCT Jeens V MacDuff PL Mudie OI Storey DM Taylor RJ Todd WJ Turtle OJ Wicker	Authorised and regulated by the Solicitors Regulation Authority Firm SRA number 55388

For the purposes of this letter, we have assumed:-

(A)	the conformity to original documents of all copy (including electronic copy) documents examined by us;

(B)	that all signatures on the executed documents which, or copies of which, we have examined are genuine;

(C)	that the copy of the Memorandum and Articles of Association of the Company (the “Current Articles of Association”) examined by us is complete and up to date and would, if issued today, comply, as respects the Articles of Association, with section 36 of the Companies Act 2006;

(D)	that the copy of the Articles of Association approved by the Board of Directors of the Company on 17 May 2016 and proposed to be adopted on the effective date of the Merger (the “Orange Articles of Association”) reviewed by us is accurate and will be adopted without amendment by no later than immediately prior to the Merger becoming effective;

(E)	that the written resolutions referred to in paragraphs 4, 5 and 6 of Schedule 1 were validly entered into and duly passed and the resolutions passed and the authorisations given have not subsequently been amended, revoked, rescinded or suspended;

(F)	that the minutes referred to in each of paragraph 7 and paragraph 8 of Schedule 1 truly record the proceedings of a duly convened, constituted, conducted and quorate meeting of the sole shareholder of the Company and the resolutions passed and authorisations given at that meeting have not subsequently been amended, revoked, rescinded or superseded (save as expressly appearing from the minutes referred to in paragraph 8);

(G)	each director of the Company has disclosed or will disclose at or prior to the date of allotment of the Orange Shares any interest which he or she may have in the Merger, and any potential conflicts such directors have in respect of the Merger have been approved, in each case in accordance with the provisions of the Companies Act 2006 and the Current Articles of Association and none of the directors has any interest in the Merger except to the extent permitted by the Current Articles of Association;

(H)	in resolving to issue the Orange Shares, the directors of the Company will act in good faith to promote the success of the Company for the benefit of its members as a whole and in accordance with any other duty breach of which could give rise to such transactions being avoided;

(I)

at or prior to the date of allotment of the Orange Shares, no other shares of the Company will have been allotted, and no rights to subscribe for or to convert any security of the Company into shares of the Company have been granted, pursuant to the authorities referred to in this opinion other than the Orange Shares to be issued by the Company in connection with the Merger;

(J)	that the names of the appropriate persons will be entered in the Company’s register of members upon allotment of the Orange Shares;

(K)	that (i) the information disclosed by the Searches described in the Schedule at the time each was conducted, was complete, up to date and accurate and has not since then been altered or added to and (ii) the Searches did not fail to disclose any information relevant for the purposes of this opinion;

(L)	that (i) the Company has not made any proposal for a voluntary arrangement or obtained a moratorium under Part I of the Insolvency Act 1986, (ii) the Company has not given any notice in relation to or passed any winding-up resolution, (iii) no application has been made or petition presented to a court, and no order has been made by a court, for the winding-up or administration of the Company, and no step has been taken to strike off or dissolve the Company, (iv) no liquidator, administrator, receiver, administrative receiver, trustee in bankruptcy or similar officer has been appointed in relation to the Company or any of its assets or revenues, and no notice has been given or filed in relation to the appointment of such an officer, and (v) no analogous procedure has been commenced in any jurisdiction outside England and Wales in relation to the Company or any of its assets or revenues;

(M)	that the directors of the Company have complied with their duties as directors in so far as relevant to this opinion letter;

(N)	that the Coca-Cola European Partners Plc Long-Term Incentive Plan is an “employees’ share scheme” for the purposes of section 1166 of the Companies Act 2006;

(O)	that any subordinate legislation made under the European Communities Act 1972 and relevant to this opinion is valid in all respects; and

(P)	all acts, conditions or things required to be fulfilled, performed or effected in connection with the Orange Shares under the laws of any jurisdiction other than England have been duly fulfilled, performed and effected.

Based on and subject to the foregoing and subject to the reservations mentioned below and to any matters not disclosed to us, we are of the following opinion:-

The Orange Shares when alloted by the Company in conformity with the Orange Articles of Association will have been duly created, their issue duly authorised and, upon the Company’s receipt of the consideration therefor will be validly issued, fully paid and non-assessable. In this context, “non-assessable” means that the holder of an Orange Share is not liable, solely because he is a holder of an Orange Share, for additional assessments or calls on the share by the Company or its creditors.

Our reservations are as follows:-

(A)	We have not been responsible for verifying the accuracy of the information or the reasonableness of any statements of opinion contained in the Registration Statement (other than Exhibit 5 and the section under the heading “Enforceability of Civil Liabilities – England”), or that no material information has been omitted from it. In addition, we express no opinion as to whether the Registration Statement (or any part of it) contained or contains all the information required to be contained in it or whether the persons responsible for the Registration Statement have discharged their obligations thereunder.

(B)	The Searches are not conclusive as to whether or not insolvency proceedings have been commenced in relation to the Company or any of its assets. For example, information required to be filed with the Registrar of Companies or the Central Registry of Winding up Petitions is not in all cases required to be filed immediately; once filed, the information may not be made publicly available immediately (or at all); information filed with a District Registry or County Court may not, and in the case of administrations will not, become publicly available at the Central Registry; and the Searches may not reveal whether insolvency proceedings have been commenced in jurisdictions outside England and Wales.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the sections under the headings “Legal Matters”, “Enforceability of Civil Liabilities” and “Exhibits and Financial Statement Schedules” in the Registration Statement. In giving this consent we do not admit that we are “experts” under the Securities Act of 1933 or the rules and regulations of the United States Securities and Exchange Commission issued thereunder with respect to any part of the Registration Statement, including this opinion.

This opinion is provided to you in connection with the Registration Statement. We have not advised anyone other than the Company and CCE (a “third party”) in connection with the issue of the Orange Shares, and are under no obligation to do so. Nothing in this letter nor the delivery of it to a third party shall create or constitute a solicitor-client relationship between us and a third party, nor prevent us from advising and representing the Company or any of its affiliates from time to time in relation to any matters in connection with the issue of the Orange Shares or any related or unrelated matter.

Yours faithfully

/s/ Slaughter and May

Slaughter and May

SCHEDULE

1.	A copy of the Registration Statement filed with the Securities and Exchange Commission on the date hereof.

2.	A copy of the Current Articles of Association (together with the resolutions and agreements filed at Companies House under section 30 of the Companies Act 2006).

3.	A copy of the draft of the Orange Articles of Association dated approved by the Board of Directors of the Company on 17 May 2016 and proposed to be adopted on the effective date of the Merger.

4.	A copy of the written resolutions of the Board of Directors of the Company passed on 28 April 2016, certified to be a true copy and as being in full force and effect by the secretary of the Company.

5.	A copy of the written resolutions of the sole shareholder of the Company passed on 28 April 2016, certified to be a true copy and as being in full force and effect by the secretary of the Company.

6.	A copy of the written resolutions of the Board of Directors of the Company passed on 17 May 2016, certified to be a true copy and as being in full force and effect by the secretary of the Company.

7.	A copy of the minutes of a general meeting of the sole shareholder of the Company held on 17 May 2016, certified to be a true copy and as being in full force and effect by the secretary of the Company.

8.	A copy of the minutes of a general meeting of the sole shareholder of the Company held on 26 May 2016, certified to be a true copy and as being in full force and effect by the secretary of the Company.

9.	The results of (i) a search at the Registrar of Companies in respect of the Company on 27 May 2016; and (ii) a telephone search at the Central Registry of Winding-Up Petitions in respect of the Company on 27 May 2016, together the “Searches”.